Exhibit 4.1

To the Shareholders of Credit Suisse Group AG

Invitation to the Extraordinary General Meeting of Shareholders

Note: Based on Ordinance 3 regarding Measures on Combatting the Coronavirus (COVID-19), this event will be held without personal attendance of shareholders.

Wednesday, November 23, 2022, 10:30 a.m.

Credit Suisse, Paradeplatz 8, 8001 Zurich

These materials are not for release, publication or distribution (directly or indirectly) in or to the United States, Canada, Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, South Africa, Japan or any other jurisdiction in which it would be unlawful to receive or view these materials.

These materials are not an offer of securities for sale in the United States. The securities to which these materials relate have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act. There will not be a public offering of securities in the United States.

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Notice regarding the Extraordinary General Meeting of November 23, 2022

Dear Shareholders

On October 27, 2022 Credit Suisse Group AG (the “Company”) announced a new strategy and transformation plan for the Credit Suisse group (the “Group”).

In order to further strengthen the Group’s capital base and to support its strategic transformation, the Board of Directors proposes to the shareholders an increase in share capital to be carried out through two capital increases with expected aggregate gross proceeds of approximately CHF 4 billion as follows:

•	an ordinary capital increase by way of a private placement of up to 462,041,884 newly issued registered shares with a par value of CHF 0.04 each to a number of qualified investors (cf. agenda item 1 below conditional resolution); and

•	an ordinary capital increase by way of a rights offering of up to 1,767,165,146 newly issued registered shares with a par value of CHF 0.04 each to existing shareholders, provided that the total number of shares to be issued in both capital increases shall not exceed 1,767,165,146 new shares (cf. agenda item 2 below).

More detailed information on the proposed capital increases can be found in the shareholder information made available on our website at credit-suisse.com/egm.

This Extraordinary General Meeting will be held in accordance with Ordinance 3 of the Swiss Federal Council regarding measures on combatting the Coronavirus without the personal attendance of shareholders.

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We thank you for your understanding. Shareholders shall be represented exclusively by the independent proxy. All information and results will be published on our website at credit-suisse.com/egm.

This document is provided to you subject to important disclaimers relating to public offers of securities, financial promotions and securities laws in general. See pages 12 and 13 of this document.

Yours sincerely

Zurich, November 1, 2022	For the Board of Directors

Axel P. Lehmann
Chairman

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Agenda

1.	Ordinary Share Capital Increase without Preemptive Subscription Rights (Conditional Resolution)	5

2.	Ordinary Share Capital Increase with Preemptive Subscription Rights	7

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1.	Ordinary Share Capital Increase without Preemptive Subscription Rights (Conditional Resolution)

A	Proposal of the Board of Directors

The Board of Directors proposes that an ordinary capital increase be resolved in accordance with the following provisions:

1.	Increase of the share capital from the current amount of CHF 106,029,908.80 by up to CHF 18,481,675.36 to the new amount of up to CHF 124,511,584.16 through the issuance of up to 462,041,884 fully paid-in registered shares with a par value of CHF 0.04 each at an issue price (Ausgabebetrag) of CHF 0.04 per share. The capital increase must be executed by the Board of Directors to the extent subscribed.

2.	The subscription price (Bezugspreis) will be CHF 3.82 per share.

3.	The shares to be issued will be entitled to dividends as of the registration of the share capital increase in the commercial register.

4.	The shares to be issued will have no preferential rights.

5.	The contributions for the shares to be issued will be made in cash.

6.	The shares to be issued will be subject to the transfer restrictions set out in article 4 of the Articles of Association.

7.	The shareholders’ preemptive subscription rights will be withdrawn and allocated to the investors or shareholders who have signed an agreement for the subscription and purchase of such shares to be issued.

This resolution is conditional and will only take effect upon the proposal under agenda item 2 also being accepted by the Extraordinary General Meeting of Shareholders.

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B	Explanation of the Board of Directors

The Company entered into purchase and subscription agreements with a number of qualified investors (the “Commitment Investors”) pursuant to which the Commitment Investors agreed (under customary conditions) to purchase and subscribe to a total of 462,041,884 registered shares with a par value of CHF 0.04 each without preemptive subscription rights for existing shareholders (the “Non-Preemptive Shares”). The Commitment Investors agreed to purchase these 462,041,884 shares to be newly issued in the capital increase pursuant to agenda item 1 at the subscription price of CHF 3.82 per share. The gross proceeds of this private placement are expected to amount to approximately CHF 1.765 billion.

In addition, the Commitment Investors agreed (i) to exercise any preemptive subscription rights that will be allotted to the Non-Preemptive Shares in connection with the ordinary capital increase proposed by the Board of Directors pursuant to agenda item 2 by way of a rights offering and (ii) not to dispose of the Non-Preemptive Shares at least until the settlement of such rights offering.

In case the Extraordinary General Meeting of Shareholders accepts both the proposal pursuant to agenda item 1 as well as the proposal pursuant to agenda item 2, the ordinary capital increase pursuant to this agenda item 1 is expected to be executed by the Board of Directors on or around November 24, 2022.

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2.	Ordinary Share Capital Increase with Preemptive Subscription Rights

A	Proposal of the Board of Directors

The Board of Directors proposes that a further ordinary capital increase be resolved in accordance with the following provisions:

1.	Increase of the share capital by up to CHF 70,686,605.84 through the issuance of up to 1,767,165,146 fully paid-in registered shares with a par value of CHF 0.04 each at an issue price (Ausgabebetrag) of CHF 0.04 per share. The capital increase must be executed by the Board of Directors to the extent subscribed.

2.	The Board of Directors is authorized to determine the subscription price (Bezugspreis) per share and the subscription ratio.

3.	The shares to be issued will be entitled to dividends as of the registration of the share capital increase in the commercial register.

4.	The shares to be issued will have no preferential rights.

5.	The contributions for the shares to be issued will be made in cash.

6.	The shares to be issued will be subject to the transfer restrictions set out in article 4 of the Articles of Association.

7.	The shareholders’ preemptive subscription rights with respect to the shares to be issued will be granted directly or indirectly (subject to certain restrictions under local laws applicable to shareholders). The preemptive subscription rights shall be tradeable. The Board of Directors shall determine the further modalities for the exercise of the preemptive subscription rights. Unexercised preemptive subscription rights or registered shares for which preemptive subscription rights have been granted but not exercised will be sold at market conditions or used otherwise in the interest of the Company.

8.	Precondition for the exercise of contractually acquired subscription rights: The transfer restrictions set out in article 4 of the Articles of Association apply.

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The total number of new shares to be issued under agenda item 1 and agenda item 2 of this Extraordinary General Meeting of Shareholders shall not exceed 1,767,165,146 new shares.

B	Explanation of the Board of Directors

The ordinary capital increase pursuant to this agenda item 2, if accepted by the Extraordinary General Meeting of Shareholders, will be executed by way of a rights offering to existing shareholders and lead to the issuance of up to 1,767,165,146 registered shares with a par value of CHF 0.04 each (the “Offered Shares”) on or around December 9, 2022.

The Company intends to raise aggregate gross proceeds of approximately CHF 4 billion from the ordinary capital increases pursuant to agenda item 1 and agenda item 2. Therefore, the number of Offered Shares to be issued depends on the execution of the ordinary capital increase pursuant to agenda item 1.

The Board of Directors will determine the subscription price (Bezugspreis) per share and the subscription ratio based on a reference price of CHF 4.069 per share subject to a discount to the theoretical ex-Rights price (TERP) of approximately 32% depending on the number of shares to be issued. If the Extraordinary General Meeting of Shareholders accepts the proposal pursuant to agenda item 1 and the capital increase pursuant to agenda item 1 is registered with the commercial register to its full extent, it is expected that 889,368,458 Offered Shares at a subscription price (Bezugspreis) of CHF 2.52 per Offered Share will be offered in the Rights offering. If the Extraordinary General Meeting of Shareholders does not accept the proposal pursuant to agenda item 1, it is expected that 1,767,165,146 Offered Shares at a subscription price (Bezugspreis) of CHF 2.27 per Offered Share will be offered in the Rights offering.

The preemptive subscription rights of the existing shareholders (including the Commitment Investors) relating to the issuance of the Offered Shares will be granted by allotting to existing shareholders one preemptive subscription right (each, a “Right”) for each existing share held after close of trading on the SIX Swiss Exchange on November 25, 2022. The Commitment Investors have agreed to exercise all Rights that will be allocated to the Non-Preemptive Shares (subject to approval of the capital increase pursuant to agenda item 1 by the Extraordinary General Meeting of Shareholders).

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The Rights are expected to be traded on the SIX Swiss Exchange. Eligible holders of Rights will be entitled to purchase the Offered Shares at a subscription ratio and at the final subscription price (Bezugspreis) per Offered Share, each to be determined by the Board of Directors as set forth above, all subject the terms and conditions to be set forth in a prospectus. The final number of Offered Shares, the final subscription price per Offered Share and the subscription ratio will be published by the Company on or around November 24, 2022.

On October 26, 2022, Credit Suisse Group AG entered into an underwriting agreement with a banking syndicate. Pursuant to this agreement, the banking syndicate agreed (under customary conditions) to underwrite the total number of Offered Shares not subscribed by the Commitment Investors and to manage the Rights offering and the offering of the Offered Shares if the ordinary capital increase pursuant to this agenda item 2 is accepted by the Extraordinary General Meeting of Shareholders.

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Comments

Representation by the independent proxy

To grant power of attorney and issue instructions to the independent proxy, shareholders can use the form enclosed with this invitation and send it to Law Office Keller Partnership, Independent Proxy, P.O. Box, 8010 Zurich, by Friday, November 18, 2022. We cannot guarantee that forms will be processed if they arrive at the independent proxy later than November 18, 2022.

Shareholder portal

Alternatively, shareholders may use the shareholder portal at www.gvmanager.ch/csg to grant power of attorney and issue instructions to the independent proxy. Shareholders receive their personal access data together with the invitation to the Extraordinary General Meeting of Shareholders. The shareholder portal will be accessible until November 18, 2022; the access data will expire after this date. Shareholders who previously used the shareholder portal will receive only the access data. If a shareholder issues instructions both via the shareholder portal and in writing, the latest issued instruction applies.

Provisions on the exercise of voting rights

Only shareholders entered in the share register with voting rights as of November 17, 2022, will be entitled to vote. In accordance with Art. 13 para. 1 of the Articles of Association and applicable law, the resolution by the shareholders on agenda item 1 requires the approval of two thirds of the votes represented and the majority of the par value of shares represented at the meeting, and the resolution by the shareholders on agenda item 2 requires the approval of an absolute majority of the votes represented at the meeting.

Abstentions have the same effect as no votes in terms of voting results.

Submission of questions to the attention of the Extraordinary General Meeting

Shareholders wishing to submit questions to the attention of the Extraordinary General Meeting may do so by using the following e-mail address: shareholder.meetings@credit-suisse.com.

Publication of results

The Extraordinary General Meeting will not be broadcast. The results of the Extraordinary General Meeting will be published by media release following the Extraordinary General Meeting and the minutes will be available on credit-suisse.com/egm subsequently thereafter.

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Important note

The purpose of this document is to invite the shareholders of Credit Suisse Group AG to the Extraordinary General Meeting of Shareholders of Credit Suisse Group AG on November 23, 2022. This document is not an offer to sell or a solicitation of offers to purchase or subscribe for securities of Credit Suisse Group AG. This document may qualify as advertisement under the Swiss Federal Act on Financial Services (“FinSA”) but is not a prospectus nor a key information document pursuant to the FinSA, nor does it qualify as a prospectus under any other applicable laws. Copies of this document may not be sent to jurisdictions, or distributed in or sent from jurisdictions, in which this is barred or prohibited by law. The information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy, in any jurisdiction in which such offer or solicitation would be unlawful prior to registration, exemption from registration or qualification under the securities laws of any jurisdiction. A decision to invest in securities of Credit Suisse Group AG should be based exclusively on the prospectus published by Credit Suisse Group AG for such purpose. Copies of such prospectus (and any supplements thereto) are available free of charge from November 25, 2022.

This document and the information contained herein is not for publication or distribution into the United States of America and should not be distributed or otherwise transmitted into the United States or to U.S. persons (as defined in the U.S. Securities Act of 1933, as amended (the “Securities Act”)) or publications with a general circulation in the United States. This document does not constitute an offer or invitation to subscribe for or to purchase any securities in the United States of America. The Securities referred to herein have not been and will not be registered under the Securities Act or the laws of any U.S. state and may not be offered or sold in the United States of America absent registration or an exemption from registration under Securities Act. There will be no public offering of the Securities in the United States of America.

The information contained herein does not constitute an offer of securities to the public in the United Kingdom. No prospectus offering securities to the public will be published in the United Kingdom. This document is only addressed to and directed at persons in the United Kingdom who are “qualified investors” within the meaning of Article 2(e) of Regulation (EU) 2017/1129, as amended, as it forms part of retained EU law by virtue of the European Union (Withdrawal) Act 2018 (the “U.K. Prospectus Regulation”). In addition, this document is being distributed to, and is only directed at, qualified investors (i) who have professional experience in matters relating to investments falling within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who fall within Article 49(2) (a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons, together with “qualified investors” within the meaning of Article 2(e) of the U.K. Prospectus Regulation, being referred to as “relevant persons”). This announcement and the information contained herein must not be acted on or relied upon in the United Kingdom, by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the same will be engaged in only with, relevant persons.

The information contained herein does not constitute an offer of securities to the public in any member state of the European Economic Area (the “EEA”) (each a “Member State”), no action has been undertaken or will be undertaken to make an offer to the public of securities requiring publication of a prospectus in any Member State. This document is only addressed to and is only directed at persons in Member States who are “qualified investors” (“Qualified Investors”) within the meaning of Article 2(e) of Regulation (EU) 2017/1129 (such Regulation, to gether with any applicable implementing measures in the relevant home Member State under such Regulation, the “Prospectus Regulation”). The information contained herein must not be acted on or relied upon in any Member State by persons who are not Qualified Investors. Any investment or investment activity to which this announcement relates is only available to, and any invitation, offer or agreement to purchase, subscribe or otherwise acquire the same will be engaged in only with, Qualified Investors. For the purpose of this paragraph, the expression “offer of securities to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable the investor to decide to purchase or subscribe for the securities and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 and includes any amendments and relevant delegated regulations thereto.

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This publication may contain specific forward-looking statements, e.g. statements including terms like “believe”, “assume”, “expect”, “forecast”, “project”, “may”, “could”, “might”, “will” or similar expressions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may result in a substantial divergence between the actual results, financial situation, development or performance of Credit Suisse Group AG and those explicitly or implicitly presumed in these statements. Against the background of these uncertainties, readers should not rely on forward-looking statements. Credit Suisse Group AG assumes no responsibility to up-date forward-looking statements or to adapt them to future events or developments.

Stabilization Legend

Stabilization/ICMA.

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CREDIT SUISSE GROUP AG

Paradeplatz 8

P.O. Box

8070 Zurich

Switzerland

Tel. +41 44 212 16 16

Fax +41 44 333 75 15

credit-suisse.com